Exhibit 10.1

April 6, 2009

Joseph Christel
2419 Foxdale Avenue
Oceanside, N.Y.  11572

On behalf of Proginet Corporation, I am pleased to offer you the position of SVP of Finance, reporting to Mrs. Debra DiMaria, Proginet's Chief Financial Officer. This letter supersedes any previous communication on this topic, either written or oral.

The proposed terms of employment with Proginet Corporation are as follows:

I. Salary and Bonus

Your annual starting salary will be $150,000 paid on a semi-monthly basis according to Proginet’s standard payroll schedule.  In addition, you will be eligible for a $4,000 sign-on bonus payable at the end of the first payroll period following your first day of employment at Proginet.

You will be eligible for a quarterly performance bonus with an annual target amount of $50,000. The bonus amount to be paid will be determined based upon the achievement of agreed upon objectives that will include Proginet’s financial performance, established by the CEO and approved by the Board of Directors.

All salary and bonus payments are subject to normal withholdings.

II. Stock Options

On the signature date of this agreement, you will be granted 200,000 stock options of Proginet Corporation common stock at a grant price based on the closing price on the OTC BB on the signature date of this agreement.    Your stock options will vest as indicated in the following table:

Vesting Dates	Number of Vested Shares
12 months following your start date	16,667
15 months following your start date	16,667
18 months following your start date	16,667
21 months following your start date	16,667
24 months following your start date	16,667
27 months following your start date	16,667
30 months following your start date	16,667
33 months following your start date	16,667
36 months following your start date	16,666
39 months following your start date	16,666
42 months following your start date	16,666
45 months following your start date	16,666
Total:	200,000

Additionally, upon promotion to Chief Financial Officer your next four quarters of share vesting will be accelerated to the date of your promotion.   Future option vesting dates after your promotion will continue to vest according to the schedule indicated in the table.

If a Change of Ownership Control, as defined in the 2000 Stock Option Plan as amended, occurs during your tenure at Proginet Corporation, all options previously granted shall vest immediately.

III. Benefits Package

Beginning on the first day of the month following three months of continuous employment from your start date, you are eligible to participate in a comprehensive benefits program including medical, dental, life and disability insurance.

You will have the opportunity to select from various supplemental medical programs offered through AFLAC. Furthermore, you will also be eligible to participate in a 401(k) Plan and Pre-Tax Flexible Spending Plan. Currently, Proginet matches 50% of the first 6% contributed by the employee to its 401(k) Plan, subject to IRS limitations.

From your date of hire you will be eligible to accrue 10 days of paid vacation on an annual basis in accordance with Proginet’s standard policies. Upon promotion to Chief Financial Officer you will be eligible to accrue 25 days of paid vacation on an annual basis.  You are also entitled to personal time off and sick leave in accordance with Proginet Corporation Human Resource Employee Manual and Procedure Guide.

IV. Other Employment Related Documents

As a public company, all employees are also required to sign Proginet’s Confidentiality and Non-Competition Agreement, Code of Business Conduct and Ethics Agreement and Insider Trading Policy Agreement upon joining Proginet.

VII. Termination

If, in the event:

a.	Proginet Corporation terminates your employment for any reason other than Cause, your death, or Disability, or
b.	you terminate your employment following a Constructive Termination,

then subject to your delivery of a signed release of claims in a form reasonably satisfactory to Proginet Corporation, you will be entitled to:

i.	Continuation for a period of three months of your base salary, paid in accordance with Proginet Corporation's payroll practices,
ii.	Continuation for a period of three months of the vesting of your then outstanding Proginet Corporation stock options, and
iii.	Continuation of your then existing and subscribed to benefits for three months.

In the event of termination for Cause, you will not be entitled to any such payments, salary, bonus, or benefits.

VIII. At-Will Employment

If you choose to accept this offer, please understand your employment is voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, Proginet Corporation is free to conclude its at-will employment relationship with you at any time, with or without cause.

Joe, we trust that you agree with the Proginet Board of Directors, that you have a great contribution to make to Proginet Corporation. We are confident that you will find working at Proginet a rewarding experience. We look forward to a favorable reply and the opportunity of working with you to create a successful company.

To indicate your acceptance of this offer of employment, please sign and date this confirmation form and return it to Proginet Corporation. This letter, along with the Proginet Corporation Human Resource Employee Manual and Procedure Guide and other policy documents applicable to Proginet Corporation employees and the Plan Documents governing the health and welfare benefit plans, all which you will receive shortly, sets forth the terms of your employment with Proginet Corporation and supersedes any prior representations or agreements, whether written or oral.

Importantly, your employment with Proginet Corporation is contingent on a background check. The terms and conditions in the Proginet Corporation Human Resource Employee Manual and Procedure Guide and the Plan Documents are subject to change at any time by Proginet Corporation and/or Board of Directors, subject to requirements of federal, state or local law. This letter may only be modified by a written agreement signed by you and the COO of Proginet Corporation.

This offer will expire at noon Eastern Daylight Time on April 10, 2009.

Sandison Weil
President & CEO

Please indicate acceptance of this offer by returning this form with your signature.

I agree to and accept the enclosed offer of employment with Proginet Corporation. I agree that my start date will be on or about April 27, 2009.

Joseph Christel	Date of Acceptance